Exhibit 99.1

Trovagene and PoC Capital Enter Agreement to Fund Clinical Development of Onvansertib in Metastatic Colorectal Cancer (mCRC)

Trovagene receives “may proceed” notification from FDA for Phase 1b/2 trial of Onvansertib in combination with standard-of-care in patients with mCRC harboring KRAS mutations

SAN DIEGO, CA – January 29, 2019 – Trovagene, Inc. (Nasdaq: TROV), a clinical-stage oncology therapeutics company, developing drugs that target cell division (mitosis) for the treatment of leukemias, lymphomas and solid tumor cancers, today announced an agreement with PoC Capital, LLC, to fund clinical development of Onvansertib, Trovagene’s first-in-class, 3rd generation oral and highly selective Polo-like Kinase 1 (PLK1) inhibitor in a Phase 1b/2 clinical trial in patients with metastatic Colorectal Cancer (mCRC). Trovagene submitted an Investigational New Drug (IND) application and protocol to the FDA on December 19, 2018, and received a “study may proceed” notification from the FDA, 28-days later, on January 16, 2019. The trial will be conducted at two prestigious cancer centers in the U.S.; USC Norris Comprehensive Cancer Center and The Mayo Clinic.

“We are excited to provide investment to support additional clinical trials for Trovagene’s PLK1 inhibitor, Onvansertib,” said Daron Evans, Managing Director of PoC Capital. “Patients need as many treatment options as possible to keep cancer in remission. Early data suggests that Onvansertib works synergistically with multiple approved treatments in a number of different cancer types, and that biomarkers may help identify patients most likely to respond to treatment. That lines up as a win-win-win for patients, doctors and payors.”

“Our agreement with PoC Capital is an important milestone achievement and allows us to further the clinical development of Onvansertib in an indication of high unmet medical need in mCRC,” said Dr. Thomas Adams, Chief Executive Officer and Chairman of Trovagene. “Approximately half of mCRC patients have a highly aggressive tumor that harbors the deleterious KRAS mutation which has been previously non-druggable and therefore treating this patient population has been challenging. Our preclinical in-vitro and in-vivo data indicates that tumors harboring KRAS mutations are more sensitive to Qnvansertib-induced tumor death. Furthermore, Qnvansertib has significant synergy in combination with irinotecan, as well as Avastin® (bevacizumab), both of which are components of the standard of care treatment regimen that will be used in our trial. We believe Onvansertib in combination with standard of care could yield important clinical benefit to patients who otherwise have limited therapeutic options.”

Colorectal cancer (CRC) is the second leading cause of cancer mortality in the U.S. Despite significant progress in the treatment of mCRC, the majority of patients with metastatic disease succumb to the disease. Therefore, improving the treatment options and effectiveness is critical in changing the outcomes for this patient population. KRAS is a common mutation in the CRC population and approximately 50% of patients with CRC carry RAS mutations. In the U.S.,

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FOLFOX (5-flourouracil, leucovorin, oxaliplatin) and FOLFIRI (fluorouracil, leucovorin, irinotecan) are standard-of-care options for patients with metastatic CRC in the first-line setting, irrespective of the Kras mutation status. The majority of CRC patients respond to first-line therapy with a response rate of > 50%. The efficacy of second-line therapy in terms of survival prolongation and response remains very limited, particularly in the Kras-mutated population, where treatment options are more restricted. FOLFIRI (a chemotherapy regimen of irinotecan, fluorouracil [5-FU], and leucovorin) + Avastin® (bevacizumab) in the second-line setting is the standard treatment in US. The response rate in the second-line setting is less than 5% as reported in a large international trial of bevacizumab in the second-line setting. This is a significant opportunity for Onvansertib to provide clinical benefit for patients who are faced with a poor prognosis and who have limited therapeutic options.

About the Phase 1b/2 Clinical Trial of Onvansertib in mCRC

In this open-label, Phase 1b/2 trial, Onvansertib in combination with standard-of-care FOLFIRI and Avastin® is being evaluated for safety and efficacy. The trial, A Phase 1b/2 Study of Onvansertib (PCM-075) in Combination with FOLFIRI and Bevacizumab for Second-Line Treatment of Metastatic Colorectal Cancer in Patients with a Kras Mutation, will enroll up to 44 patients with a Kras mutation and histologically confirmed metastatic and unresectable disease. In addition, patients must have failed treatment or be intolerant of FOLFOX (fluoropyrimidine and oxaliplatin) with or without Avastin® (bevacizumab). The trial is being conducted at two prestigious cancer centers: USC Norris Comprehensive Cancer Center and The Mayo Clinic Arizona.

About Onvansertib

Onvansertib is a first-in-class, 3rd generation, oral and highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK 1) enzyme, which is over-expressed in multiple cancers, including leukemias, lymphomas and solid tumors. Separate studies with other PLK inhibitors have shown that inhibition of polo-like-kinases can lead to tumor cell death, including a Phase 2 study in Acute Myeloid Leukemia (AML) where response rates of up to 31% were observed when combined with a standard therapy for AML (low-dose cytarabine-LDAC) versus treatment with LDAC alone with a 13.3% response rate. A Phase 1 open-label, dose escalation safety study of Onvansertib has been completed in patients with advanced metastatic solid tumor cancers and published in Investigational New Drugs. The maximum tolerated dose (MTD) or recommended Phase 2 dose (RP2D) in this trial was 24 mg/m2.

Onvansertib targets the PLK1 isoform, only (not PLK2 or PLK3), is orally administered, has a 24-hour drug half-life with only mild to moderate side effects reported. Trovagene believes that targeting only PLK1 and having a favorable safety and tolerability profile, along with an improved dose/scheduling regimen will significantly improve on the outcome observed in previous studies with a former panPLK inhibitor in AML.

Onvansertib has demonstrated synergy in preclinical studies with numerous chemotherapies and targeted therapeutics used to treat leukemias, lymphomas and solid tumor cancers, including FLT3 and HDAC inhibitors, taxanes, and cytotoxins. Trovagene believes the combination of its targeted PLK1 inhibitor, Onvansertib, with other compounds has the potential to improve clinical efficacy in Acute Myeloid Leukemia (AML), metastatic Castration-Resistant Prostate Cancer (mCRPC), Non-Hodgkin Lymphoma (NHL), Triple Negative Breast Cancer (TNBC), as well as other types of cancer.

Trovagene has an ongoing Phase 1b/2 clinical trial of Onvansertib in combination with low-dose cytarabine or decitabine in patients with relapsed or refractory Acute Myeloid Leukemia (AML) that was accepted by the National Library of Medicine (NLM) and is now publicly viewable on www.clinicaltrials.gov. The NCT number assigned by clinicaltrials.gov for this study is NCT03303339. Onvansertib has been granted Orphan Drug Designation by the FDA in the U.S. and by the EC in the European Union (EU) for the treatment of patients with AML.

Trovagene has an ongoing Phase 2 clinical trial of Onvansertib in combination with Zytiga® (abiraterone acetate)/prednisone in patients with metastatic Castration-Resistant Prostate Cancer (mCRPC) who are showing signs of early progressive disease (rise in PSA but minimally symptomatic or asymptomatic) while currently receiving Zytiga®. The trial was accepted by the National Library of Medicine (NLM) and is now publicly viewable on www.clinicaltrials.gov. The NCT number assigned by clinicaltrials.gov for this study is (NCT03414034).

About Trovagene, Inc.

Trovagene is a clinical-stage, oncology therapeutics company, using a precision medicine approach to develop drugs that target mitosis (cell division) to treat various types of cancer, including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics. For more information, please visit https://www.trovagene.com.

About PoC Capital, LLC

PoC Capital, LLC seeks to invest in small, public life science companies whose product candidates have the opportunity to improve patient well-being. Strong management teams, clear mechanisms of action, and well-validated product development plans are key components of the investment thesis. Specifically, PoC Capital provides funding for companies to execute proof-of-concept clinical trials, which serve to unlock the value of development-stage assets through safety and efficacy validation. For more information, please contact info@poccap.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2017, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Clinical Development and Investor Relations

858-952-7652

vkelemen@trovagene.com